Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Samuel J. Gallo

Segue Software, Inc.

(781) 402-1049

sgallo@segue.com

SEGUE SOFTWARE ANNOUNCES FIVE HUNDRED THOUSAND

DOLLAR PREFERRED STOCK INVESTMENT

Lexington, Massachusetts – October 22, 2003 – Segue Software, Inc., (NASDAQ-SCM:  SEGU), the reliability and monitoring experts, today announced that earlier this week, the Company received $500,000 from the sale of 166,667 shares of convertible preferred stock to S-7 Associates, LLC, a company managed by Segue’s Chairman, Dr. James Simons; and Howard Morgan, a Segue Director.  The preferred shares are convertible into common stock of the Company, at a conversion price of $3.00 per share for every preferred share (subject to adjustment upon the occurrence of certain transactions).  The holders of the preferred shares are entitled to vote together with the common stock on an as-converted basis.  The preferred shares receive a stock dividend of twelve percent (12%) per annum, payable in kind semi-annually, or a cash dividend in the event any holder owns more than 20% of the outstanding total Segue ownership, and a liquidation (including sale) preference of $4.00 per share.

These funds enable the Company to comply with the NASDAQ continued listing requirements and can also be used to support its growth plans and for general corporate purposes.  Attached as part of this Press Release is a proforma balance sheet reflecting this transaction.

About Segue Software

Segue (NASDAQ-SCM: SEGU) is a world expert in delivering software and services that ensure the accuracy and performance of enterprise applications.  Segue provides comprehensive scalability, performance, monitoring and verification solutions – all aimed at ensuring reliable and predictable outcomes for fundamental business processes.  A technology innovator setting new standards for higher levels of application reliability, Segue helps companies reduce risk and increase their return on investment associated with deploying new applications.  By ensuring the performance, accuracy, reliability, scalability and usability of core business applications, Segue helps protect all that today’s companies have at stake: their enormous investments in IT infrastructure, competitive edge and brand reputation.  Headquartered in Lexington, Mass., with offices across North America and Europe, Segue can be reached at 1-800-287-1329 or www.segue.com.

This press release may contain forward-looking statements.  Forward looking statements are statements which contain predictions or projections of future events or performance, and often contain words such as  “anticipates”, “estimates”, “expects”, “projects”, “will”, “might”, or other words indicating a statement about the future.  The Company notes that any such forward-looking statements are subject to change; are not guarantees of future performance, and that actual results may differ materially from any such projections or predictions, based on various important factors; including, without limitation, the ability of the Company to continue to achieve positive cash flow and regain profitability in a difficult economic and business climate; the timing and success of introductions of our new products, the ability to grow revenue from Channel Partners and new products; ability to grow license revenue; competition from new products and announcements from other companies; changes in technology and industry standards.   Additional information on the factors that could affect the Company’s business and financial results are included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Segue Software, Inc.

Proforma - Consolidated Condensed Balance Sheets

(In thousands)

	Proforma (1) October 21, 2003	December 31, 2002
	(Unaudited)	(Audited)

ASSETS
Current assets:
Cash	$6,687	$5,335
Accounts receivable, net of allowances of $208 and $232	4,472	6,007
Other current assets	1,252	967
Total current assets	12,411	12,309

Property and equipment, net	1,276	2,089
Goodwill, net	1,506	1,506
Other assets	940	1,291
Total assets	$16,133	$17,195

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$975	$1,256
Accrued compensation and benefits	1,224	1,163
Accrued lease obligations on excess space	1,688	2,145
Accrued expenses	1,019	1,522
Deferred revenue	8,367	8,408
Total current liabilities	13,273	14,494

Stockholders’ equity:
Preferred stock, par value $.01 per share; 9,000 shares authorized; 940 and 729 shares of preferred stock issued and outstanding, respectively	2,769	2,147

Common stock, par value $.01 per share; 30,000 shares authorized; 9,924 and 9,765 shares issued, respectively	100	98

Additional paid-in capital	58,272	58,206
Cumulative translation adjustment	205	98
Accumulated deficit	(57,886)	(57,248)
	3,460	3,301

Less treasury stock, at cost, 145 shares	(600)	(600)
Total stockholders’ equity	2,860	2,701

Total liabilities and stockholders’ equity	$16,133	$17,195

1)       September 30, 2003 balance sheet adjusted to reflect the receipt of $500 for the issuance of 167 shares of preferred stock on October 21, 2003.